September 3, 2025

Christopher Hogbin
Sent Electronically

Dear Chris:

    This letter agreement shall set forth the terms upon which you would join Lazard Asset Management LLC (collectively with Lazard, Inc. and its affiliates, “Lazard” or the “Firm”) as Managing Director and Chief Executive Officer. You will report to Peter Orszag or his successor as Chief Executive Officer of Lazard.

1.Position: Managing Director and Chief Executive Officer, Lazard Asset Management, effective on a date not later than January 30, 2026 (the “Effective Date”), subject to (a) your having returned a signed copy of this letter agreement on or prior to the offer expiration date set forth in Section 15 of this letter agreement and satisfying the requirements to become a partner of Lazard as set forth in Section 15, and (b) your commencement of services with Lazard on or prior to the Effective Date. Your primary location of work shall be in Lazard’s New York office, with it being understood that you will travel as reasonably needed to perform the business affairs of your position. You will be eligible to enter into Lazard’s standard retention agreement, a copy of which has been provided to you on or prior to the date hereof (the “Retention Agreement”) and will be entered into prior to, and become effective upon and subject to, the commencement of your employment with Lazard upon the Effective Date, in accordance with this letter agreement (including Section 15).
2.Base Compensation: You will receive a salary at the rate of not less than $750,000 per annum, which will be paid semi-monthly on the business day prior to the 15th and the business day prior to the last day of each month, while you remain employed.
3. 2026 Guaranteed Payment: For calendar year 2026, as long as you remain employed by Lazard on the date that discretionary bonus payments are made to Lazard employees in respect of calendar year 2026 and have not given notice of resignation, you will receive a payment of not less than $7,500,000 (the “2026 Payment”), less cash amounts paid in 2026 pursuant to Section 2 above. Subject to the terms of the Lazard, Inc. 2018 Incentive Compensation Plan, as it may be amended from time to time, or any successor plan thereto (the “Equity Plan”), a portion of the 2026 Payment shall be granted in restricted stock, restricted stock units, profits interest participation rights units, and/or restricted fund interests (upon the execution of one or more award agreements in customary form, including with respect to vesting), and the remaining portion of the 2026 Payment will be issued in cash. If you have been terminated without Cause (as defined in the Equity Plan) prior to the date that discretionary bonus payments are made to Lazard employees in respect of calendar year 2026, and on the condition that you sign a customary release of claims in favor of Lazard and its affiliates that is

Christopher Hogbin
September 3, 2025

acceptable to Lazard and such release becomes effective and irrevocable, then you will receive the 2026 Payment, less base salary paid in 2026 pursuant to Section 2 above, in cash not later than March 15, 2027.
4.Grant of Lazard Equity: In recognition of the unvested equity-based awards and deferred cash awards as of the date of this letter agreement that you would forgo from your current employer (the “Current Employer Awards”), as an inducement for you to accept our offer, and in consideration of the restrictions set forth in the award agreement evidencing the award described in this Section 4 (the “Equity Agreement”), you will be granted on or about the third business day following the Effective Date (the “Grant Date”) a Lazard, Inc. equity award with a grant date value of $16,000,000 (subject to reduction in accordance with the final sentence of this Section 4) in the form of restricted stock, restricted stock units, profits interest participation rights units, and/or restricted fund interests (as determined by Lazard in its sole discretion). The equity interest granted to you (the “Equity Award”) will vest on the following schedule, on the particular days that awards to other similarly situated employees vest: 15.625% of the Equity Award will vest in March 2026 and 28.125% of the Equity Award will vest in each of March 2027, 2028, and 2029, respectively, as long as you remain employed by Lazard and have not given notice of resignation on each applicable vesting date, and will be subject to the terms and conditions of the Equity Plan and the Equity Agreement. As a condition to the grant of the Equity Award and your continued employment with Lazard, you will be required to sign the Equity Agreement (whether manually or electronically, as applicable, and which agreement will be in substantially the form attached hereto as Exhibit A) and return it to Lazard or electronically accept the grant, as applicable, no later than fifteen business days following the Grant Date. As a condition to the grant of the Equity Award, you will also be required to provide all documentation that establishes to Lazard’s reasonable satisfaction that you have forfeited the Current Employer Awards, including but not limited to any such awards scheduled to vest prior to the Effective Date. For the avoidance of doubt, the grant date value of the Equity Award will be reduced by the value (as determined in Lazard’s reasonable discretion) of any Current Employer Awards that vest.
5. 2025 Cash Bonus Payment: In recognition of the cash bonus for calendar year 2025 that you would forgo from your current employer and as an inducement for you to accept our offer, you will receive a cash payment in the amount of $3,775,000 (the “2025 Cash Payment”), less any portion of your cash bonus paid by your current employer in respect of calendar year 2025 (including, without limitation, any payments during any notice period), within 30 days of the Effective Date. If you resign or are terminated for Cause, in either case, on or prior to the one-year anniversary of the Effective Date, you agree to repay the 2025 Cash Payment to Lazard in full within ten business days following your notice of resignation or, in the event of a termination for Cause, within ten days following your last day of employment with Lazard.  If Lazard institutes any action to collect repayment of the 2025 Cash Payment and prevails in recovering any portion of the 2025 Cash Payment in such action, you agree that Lazard will be entitled to receive and you agree to pay to Lazard all reasonable costs and expenses (including attorneys’ fees) that Lazard incurs in connection with such action.

Christopher Hogbin
September 3, 2025

1.Discretionary Bonuses: In the years following 2026, provided you remain employed by Lazard and have not given notice of resignation on or prior to the date that payments are made, you will be eligible to receive discretionary annual bonuses and equity incentives, which would be based on your performance as well as that of the Firm. These awards may be issued in the form of cash, restricted stock units, profits interest participation rights units, restricted stock, and/or restricted fund interests, as determined in Lazard’s sole discretion.
6.Status as “At Will” Employee: At all times, you will be treated as an “at will” employee who can be terminated at any time for any reason or no reason at all. Notwithstanding the foregoing, you agree to provide Lazard with three months’ written notice of your intent to terminate your employment with Lazard.
7.Non Competition; Non Solicitation of Clients and Employees: You agree that while employed by Lazard and thereafter until nine months after you leave Lazard for any reason, you shall not, directly or indirectly, on your behalf or on behalf of any other person, firm, corporation, association or other entity, as a Managing Director, employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this letter agreement, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any financial advisory, investment banking, restructuring, shareholder/investor advisory, private capital/funds advisory, geopolitical advisory, private equity, asset management, wealth/family office management or hedge fund management activity (each, an “Activity”)or (y) owns or controls a significant interest in any entity that engages in any Activity, that in either case, is similar to an Activity in which Lazard is engaged up to and including your departure date from Lazard (a “Competitive Activity”). Notwithstanding the foregoing or anything in a separate agreement to the contrary, you shall not be considered to be in violation of this non-competition covenant by reason of passively owning, directly or indirectly, any stock or other securities of your current employer or your wife’s current employer, including a voting or profit participation interest in your current employer or your wife’s current employer, that you own as of the Effective Date. You also agree that while employed by Lazard and thereafter until nine months after you leave Lazard for any reason, you shall not, directly or indirectly, (i) solicit a Client to transact business with a Competitive Enterprise in respect of a Competitive Activity or to reduce or refrain from doing any business with the Firm, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.  For purposes of this letter agreement, the term “Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or to whom you knew that other individuals associated with the Firm had provided services, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding your termination date or was preparing to make such a presentation or proposal at the time of your termination. In addition, you agree that while employed by Lazard and thereafter until six months after you leave Lazard for any reason, you shall not, directly or indirectly, for yourself or on behalf of any third party at any time in any manner, solicit or otherwise cause any

Christopher Hogbin
September 3, 2025

employee, officer or agent of Lazard or any of its affiliates to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to Lazard or any of its affiliates or to terminate his or her relationship, contractual or otherwise, with Lazard or any of its affiliates, other than in response to a general advertisement or public solicitation not directed specifically to employees of Lazard or any of its affiliates. For purposes of this letter agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
8.Benefits: You will be eligible for health and other insurance benefits coverage with Lazard on your first day of active employment. Coverage will be contingent upon completion of your online enrollment within 31 days from your first day of active employment and will be subject to all terms and conditions generally applicable to Lazard employees.
9.No Conflicts; Obligations to Current Employer:  You represent that the execution of this letter agreement and the performance by you of your obligations under this letter agreement will not conflict with, or result in the breach of, any agreement to which you are a party as of the Effective Date.  You covenant and agree that you have not breached and will not breach any covenant, obligation, or other contractual or similar duty to your current employer, including, without limitation, any applicable confidentiality, notice, non-competition, non-solicitation of clients/prospective clients and/or non-solicitation of employees obligations.  Without limiting the foregoing, you agree that you will not retain, convey to Lazard or use in connection with your work for Lazard any confidential or proprietary information of any person or entity obtained in connection with your services to your current employer.  You also represent and warrant that you have provided or will provide to Lazard documentation of any applicable post-employment obligations and/or restrictions. This offer of employment is contingent on your compliance with this provision and the accuracy of your representations.

10.Taxes: You will be solely responsible for the payment of any federal, state, or local taxes in respect of amounts payable under this letter agreement and will hold the Firm and its directors, officers, and employees harmless from any liability arising from your failure to comply with this Section.
11.Integration: You represent and warrant that, in accepting this offer, you are not relying on any representations to you by Lazard regarding this offer of employment or the terms and conditions of your anticipated employment except as expressly set forth in this letter agreement. This letter agreement, together with the Retention Agreement, contains the entire understanding and agreement between you and Lazard concerning this offer of employment and the terms and conditions of your anticipated employment, and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between you and Lazard. The terms of this letter agreement may not be amended orally. The terms of this letter agreement may only be amended if such an amendment is agreed to in writing and is signed by you and Lazard.

Christopher Hogbin
September 3, 2025

12.Registration: To the extent that you have not already done so, it is a condition of your continued employment that you take and pass all required exams as soon as practicable in accordance with Lazard’s procedures.
13.Governing Law; Arbitration: This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof).  All disputes, controversies and claims arising out of or relating to this letter agreement or any breach or termination or alleged breach or termination of this letter agreement shall be submitted to binding arbitration administered by JAMS in New York before a single arbitrator and pursuant to the rules of JAMS then in effect.
14.Conditions of Offer: This letter agreement constitutes an offer of employment with Lazard on the terms and conditions contained herein. This offer will remain open until September 7, 2025, and you may accept it, and it shall become a binding agreement between us, by returning an executed copy of this letter agreement to Lazard no later than that time. You should retain the second copy for your files. Notwithstanding anything else contained herein, you will be required to pass a pre-employment investigative background check and credit check. Lazard acknowledges and agrees that as of the date hereof, such pre-employment investigative background check and credit check have been completed and approved. In addition, to satisfy immigration laws, your employment with Lazard is also conditional upon your presentation of appropriate documentation verifying your lawful ability to work in the United States. We request that you present such documents on your first day of employment. The attached sheet outlines the documents required. Even if your employment begins before the results of any or all of these requirements are available to Lazard, your employment and the terms of this letter agreement remain contingent upon the timely and satisfactory completion of these requirements. If your employment does not commence or is terminated because the results of Lazard’s standard background checks and procedures are unsatisfactory, this letter agreement shall be null and void ab initio and of no further effect, and Lazard shall have no further obligation to you under this letter agreement or otherwise. In addition, this offer to provide services is made contingent on your taking all actions to become a partner of Lazard, as determined by Lazard, including execution of any required documentation and payment of any required capital contribution. Subject to the satisfaction of the conditions set forth herein and provided that prior to the Effective Date you have not done anything that would serve as the basis for a termination for Cause, your employment under this letter agreement will commence on the Effective Date.
15.Section 409A. It is intended that the provisions of this letter agreement and any other plan, policy, arrangement, or agreement of or with Lazard (this letter agreement and such other plans, policies, arrangements, and agreements, collectively, the “Company Plans”) comply with Section 409A, and all provisions of this letter agreement and the other Company Plans shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In light of the uncertainty surrounding the proper application of Section 409A, however, Lazard cannot make any representations or guarantees with respect to compliance with such requirements, and Lazard will not have any obligation to indemnify or

Christopher Hogbin
September 3, 2025

otherwise hold you harmless from any or all of such taxes or penalties. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to Lazard. For purposes of Section 409A, each installment payment payable to you provided for in any Company Plan shall be deemed to be a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.

Christopher Hogbin
September 3, 2025

We are very excited to welcome you to Lazard. Please do not hesitate to contact me if you have any questions.
    Very truly yours,
    Lazard, Inc.

    By: /s/ Christian A. Weideman
    Christian A. Weideman
    General Counsel

AGREED TO AND ACCEPTED:

/s/ Christopher Hogbin
Christopher Hogbin

Date: September 3, 2025